Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
Miller and Lents, Ltd., as independent oil and gas consultants, hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of Occidental Petroleum Corporation (the “Company”) of references to Miller and Lents, Ltd. and information from its letter dated February 27, 2020, relating to its review of the methods and procedures used by the Company for estimating certain of its oil and gas proved reserves, included or made a part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

By: /s/ Miller and Lents, Ltd.
Miller and Lents, Ltd.
TBPE Firm Registration No. F-1442

 Houston, Texas
June 17, 2020